Exhibit 3.3
CERTIFICATE OF LIMITED PARTNERSHIP
OF
EV ENERGY GP, L.P.
a Delaware limited partnership

1.	Name of Partnership:	EV Energy GP, L.P.

2.	Address of Principal Office:	1001 Fannin, Suite 800 Houston, Texas 77002

3.	Name and Address of Registered Agent and
	Registered Office:	The Corporation Trust Company 1209 Orange Street Wilmington, Delaware 19801

4.	General Partner:

	Name:	EV Management, LLC

	Mailing Address:	1001 Fannin, Suite 800 Houston, Texas 77002

5.	Other Matters:	The General Partner has determined not to include any other matters.

EXECUTED on the 13th day of April, 2006.

GENERAL PARTNER:

EV MANAGEMENT, LLC, a Delaware limited liability company

		By:	EnerVest Management Partners, Ltd., a Texas limited partnership, its Sole Member

		By:	EnerVest Management GP, L.C., a Texas limited liability company, its General Partner

		By:	/s/ John B. Walker

John B. Walker,
President and Chief Executive Officer